                                                                       EXHIBIT 2
                                                                      ----------


                              LOMAK PETROLEUM, INC.
                             500 THROCKMORTON STREET
                                   SUITE 2104
                             FORT WORTH, TEXAS 76102

                                                               September 3, 1996

Mr. Bruce E. Brocker
4206 1/2 Boardman - Canfield Road
Canfield, Ohio 44406

Fax No.:  330-533-2647

Re:      Purchase of Bruce Brocker's Interests in North
         Coast Energy, Inc. ("North Coast")
         ----------------------------------

Dear Mr. Brocker:

     Set forth below are the terms pursuant to which you ("Seller") have agreed to sell and Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), has agreed to purchase all of Seller's interest in North Coast Energy, Inc., ("North Coast") in shares of North Coast Common Stock and Series A Preferred Stock (collectively called "Interests") as set forth in Exhibit 1 annexed hereto.

     1. Seller hereby agrees to sell, assign and deliver to Lomak on the date hereof free and clear of all liens, claims, security interests and encumbrances, all of Seller's right, title and interest in the Interests, subject to the simultaneous performance by Lomak of its obligations under this Agreement. Seller will deliver to Lomak stock certificates representing the Interests of Seller, with duly executed stock powers attached thereto, together with such documentation as shall be necessary to instruct North Coast to cancel such stock certificates and to issue new stock certificates representing the Interests to Lomak. In addition, Seller will deliver to Lomak an executed irrevocable proxy in the form of Exhibit 2 hereto.

     2. Simultaneously with the execution of this Agreement and the performance by Seller of his obligations under Section 1 hereof Lomak, will pay Seller in accordance with the terms of Exhibit 2 the consideration set forth therein (the "Purchase Price"). Unless otherwise agreed, the Purchase Price shall be paid as provided in Exhibit 3 to Seller by wire transfer in immediately available funds to such bank account as shall be designated in writing by Seller. The parties may agree to amend Exhibit 3 to provide for payment alternatives in lieu of cash payments such as payment in whole or part of the payment then due by the transfer and delivery by Lomak to Seller of certain oil and gas properties owned by Lomak.

     3. Seller certifies that (i) the Interests constitute Seller's entire ownership interest in North Coast; (ii) upon the consummation of the transactions contemplated hereby, Seller will not have any outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements of any kind to purchase or otherwise receive from North Coast, or any stockholder thereof, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of North Coast or any other security of North Coast; (iii) Seller has good and marketable title in and to all of the Interests which are being conveyed to Lomak free and clear of all liens, claims, encumbrances, and security interests; (iv) except as provided in Schedule A hereto, the making and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not violate any provision of law, rules or regulations applicable to Seller or conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which Seller may be bound or affected; and (v) except for the Agreement dated January 6, 1995 by and among Seller, North Coast, Charles M. Lombardy, and Garry Regan (the "1995 Agreement") there are no agreements, understandings or commitments to which Seller is a party which relate to or affect Seller's ownership of the Interests. Seller has delivered a true and correct copy of the 1995 Agreement to Lomak and makes no representation with respect to the effect of this Agreement on the 1995 Agreement.

     4. Each of Lomak and Seller shall bear all of their own costs, fees and expenses in connection with the transactions contemplated by this Agreement. Neither Lomak nor Seller has incurred any liability, contingent or otherwise, for broker or finder's fees relating to the transactions contemplated by this Agreement.


     5. Seller and Lomak shall keep strictly confidential the existence and terms and conditions of this Agreement and the fact of discussions and negotiations between the parties hereto with respect to the subject matter hereof, for a period of two years from the date hereof, except that Brocker and Lomak may make such disclosures as shall be required by applicable laws, rules and regulations.

     6. Lomak agrees to indemnify and hold harmless Seller ("Indemnified Party") and hereby holds Indemnified Party harmless from any loss, including but not limited to any loss sustained as a result of the termination or attempted termination of Seller's rights under the 1995 Agreement (a "Loss"), liability and/or expense arising out of a claim by a third party based upon this Agreement or Seller's performance of his obligations hereunder, including but not limited to Seller's execution and delivery of the irrevocable proxy described in Section 1 hereof which is an express requirement of Lomak hereunder and without which proxy Lomak would not enter into the transaction contemplated hereby. Promptly after receipt by Indemnified Party of any event giving rise to a loss indemnified hereunder or of notice of the commencement of any action, suit or proceeding involving Indemnified Party (any such action, suit or proceeding is hereafter referred to as an "Indemnification Event"), Indemnified Party shall notify Lomak in writing of the commencement thereof. Lomak shall have the obligation to indemnify the Indemnified Party against such Loss or if the Indemnification Event includes the filing of any action against the Indemnified Party, defend the Indemnified Party with Lomak's counsel or, if deemed necessary by Lomak's counsel, with independent counsel approved by Lomak's counsel. As long as Lomak is conducting the defense of any Indemnification Event, Indemnified Party (i) agrees to fully cooperate with Lomak in defending such Indemnification Event, (ii) will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnification Event without the prior written consent of Lomak, and (iii) agrees to consent to the entry of any judgment or settlement with respect to such Indemnification Event which Lomak deems appropriate. Such settlement or judgment together with the costs thereof, if any, shall be paid by Lomak. Notwithstanding the foregoing, any Loss hereunder based on Seller not receiving payments required to be made by North Coast to Seller under the 1995 Agreement, if any, shall be made by Lomak to Indemnified Party on the earlier of January 7, 1998 or such time as Lomak consolidates North Coast for financial reporting purposes.

     7. In the event that Lomak buys additional interests in equity of North Coast during the period commencing on the date hereof and ending such time as Lomak consolidates North Coast for financial reporting purposes in accordance with GAAP, but in no event less than one year from the date hereof ("Adjustment Period") and pays directly or indirectly a per share price in excess of $.75 per share, Lomak shall be obligated to notify

Seller at the end of each calendar quarter of such higher consideration and concurrently pay to Seller the difference between the most favorable consideration and $.75 per share. In the event that Lomak directly or indirectly sells any interests in equity of North Coast during the Adjustment Period for a per share price in excess of $.75 per share, Lomak shall be obligated to notify Seller at the end of each calendar quarter of such sale and concurrently pay to Seller an amount equal to 1/2 of the excess per share price above $.75 multiplied by that number of North Coast shares formerly owned by Seller by the percentage of Lomak's holdings of North Coast shares represented by the sale to Lomak's total holdings of North Coast shares at the time of such sale. Any subsequent sales by Lomak during the Adjustment Period in excess of $.75 shall provide for similar payments to Seller determined on the same basis. In no event shall Seller be entitled in the aggregate to compensation with respect to more then all North Coast shares formerly owned by Seller.

     8. As an inducement to Lomak to enter into this Agreement, Seller agrees that he will not directly or indirectly, for a period of four years from the date hereof acquire any equity interest in North Coast, enter into any financing arrangements with North Coast and/or solicit or acquire (or assist other in soliciting or acquiring) any properties owned by North Coast or any partnership interests of any general or limited partnership in which North Coast or its affiliates has a participating interest.

     9. This Agreement constitutes a binding and enforceable obligation on the part of each of Lomak and Seller and shall inure to the benefit of Lomak and Seller and their respective successors and assigns. Seller may not transfer or assign any of his rights or obligations hereunder without the prior written consent of Lomak.

     10. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. This Agreement represents the entire understanding of the parties hereto and may only be amended in a writing executed by both parties hereto.

     11. The parties agree that any litigation arising out of this Agreement shall be pursued only in the state or federal courts of the State of Ohio. Each of the parties covenants that it will not object to such venue and consents irrevocably to the jurisdiction of the courts located in the State of Ohio to resolve any dispute arising under this agreement.

     If the foregoing is acceptable to you, please execute two (2) copies of this Agreement in the space provided for your signature below and return one (1) fully executed copy to Lomak whereupon, subject to the performance by the respective parties hereto of their obligations hereunder, the Agreement shall become binding on the parties hereto.

                                        Very truly yours,

                                        LOMAK PETROLEUM, INC.

                                        By:
                                           ----------------------------
                                                C. Rand Michaels
                                                Vice Chairman

Accepted and agreed to in all respects as of September 3, 1996.


- -----------------------------
BRUCE E. BROCKER

                                    EXHIBIT 1

                     SCHEDULE OF INTERESTS TO BE TRANSFERRED

1.       2,152,599 shares of North Coast Common Stock.

2.       5,655 shares of North Coast Series A Preferred Stock

                                    EXHIBIT 2

                                IRREVOCABLE PROXY

   The undersigned party, Bruce E. Brocker ("Brocker"), hereby appoints Lomak Petroleum, Inc., a Delaware corporation, Steve Grose, C. Rand Michaels, Walter
M. Epstein, Jeffrey R. Wolters, and Kenneth J. Nachbar or any of them acting singly, proxy (with full power of substitution to each and to each substitute appointed pursuant to such power) of Brocker, in order to vote, in its or his sole discretion, all of the shares of capital stock of North Coast Energy, Inc., a Delaware corporation (the "Corporation"), held of record by Brocker at the close of business on July 8, 1996 for which Brocker may be entitled to vote at the Annual Meeting of the Stockholders of the Corporation commencing at 1:00 p.m. (EDT) on Wednesday, September 4, 1996 (the "Annual Meeting"), and at any adjournments or postponements thereof, with all rights and powers Brocker would possess if present at such Annual Meeting upon all of the matters which may properly come before the stockholders of the Corporation at such Annual Meeting, including, without limitation, all matters set forth in the Notice of Meeting provided by the Corporation to Brocker and the other stockholders of the Corporation with respect to such Annual Meeting. Brocker hereby revokes all proxies, if any, hitherto given or executed by it to other parties, including, without limitation, the Corporation or any director, officer, employee or representative thereof, in connection with the Annual Meeting or any adjournment or postponement thereof.

Dated:

                                           By:
                                              ------------------------------
                                                   Bruce E. Brocker

                                    EXHIBIT 3

                       TERMS FOR PAYMENT OF PURCHASE PRICE

Due on execution:              $350,000.00

Due 01/07/97:              Property interests listed in Exhibit 3A
                           annexed hereto

Due 01/07/98:                  $385,000 plus interest (1)

- ----------
(1) These payments will accrue interest from the date of this Agreement at a simple interest rate of 7% per annum.